Exhibit T3A-2
FIFTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NEENAH ENTERPRISES, INC.
     Neenah Enterprises, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (as amended, the “DGCL”), DOES HEREBY CERTIFY AS FOLLOWS:
     The Corporation was originally incorporated under the name ACP Holding Company. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on August 30, 1989.
     The name of the Corporation was changed to Neenah Enterprises, Inc. on August 3, 2007.
     This Fifth Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 103, 242, 245 and 303 of the DGCL, and amends, integrates and restates, in its entirety, the provisions of the Corporation’s Fourth Amended and Restated Certificate of Incorporation. Provision for the making of this Fifth Amended and Restated Certificate of Incorporation is contained in the order of the United States Bankruptcy Court for the District of Delaware dated as of [       ], 2010 confirming the [Joint Plan of Reorganization for Neenah Enterprises, Inc. and its Subsidiaries], as amended (the “Plan”) filed pursuant to Section 1121(a) of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).
     This Fifth Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Secretary of State (the “Effective Date”).
     The Corporation’s Fourth Amended and Restated Certificate of Incorporation is hereby amended, integrated and restated so as to read in its entirety as follows:
     1. Name. The name of the corporation is Neenah Enterprises, Inc. (the “Corporation”).
     2. Registered Office and Agent. The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
     3. Nature of Business; Purpose. The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended, the “DGCL”).
     4. Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is sixteen million (16,000,000) shares, consisting of: (a) fifteen million (15,000,000) shares of common stock, $0.0001 par value per share (the “Common Stock”), and (b) one million (1,000,000) shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided. There shall be no cumulative voting.
          A. Common Stock. Except as otherwise provided (i) by the DGCL, (ii) by Article 4.B, or (iii) by resolutions, if any, of the board of directors of the Corporation (the “Board of Directors”) adopted in accordance with the provisions of Article 4.B below and the Bylaws of the Corporation fixing the relative powers, preferences and rights and the qualifications, limitations or restrictions of any series of Preferred Stock, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the Common Stock. Except as otherwise provided herein or by applicable law, each share of Common Stock shall have one vote upon all matters to be voted on by the stockholders generally. Subject to the rights and preferences of any series of Preferred Stock (as fixed by resolutions, if any, of the Board of Directors adopted in accordance with the provisions of Article 4.B below and the Bylaws of the Corporation), the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions. Each share of Common Stock shall share equally, subject to the rights and preferences of any series of outstanding Preferred Stock (as fixed by resolutions, if any, of the Board of Directors adopted in accordance with the provisions of Article 4.B below and the Bylaws of the Corporation), in all assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of the assets of the Corporation.
          B. Preferred Stock. Preferred Stock may be issued at any time and from time to time in one or more series. Subject to the provisions of this Fifth Amended and Restated Certificate of Incorporation, the Board of Directors is hereby expressly authorized to fix from time to time by resolution or resolutions, the designation of any series of Preferred Stock (which may be distinguished by number, letter or title) and the number of shares of any series of Preferred Stock, and to determine the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of any such series, including, without limitation, to provide that any such series may be: (i) subject to redemption (including any sinking or purchase fund) at such time or times and at such price or prices or rate or rates, and with such adjustments; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series of stock; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (iv) convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, at such price or prices or at such rate or rates of conversion or exchange and any adjustments thereto; or (v) entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary of the Corporation, upon the issuance of any additional stock (including additional shares of such series or of any other class or series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of the Corporation of any outstanding stock of the Corporation; all as may be stated in such resolution or resolutions; provided, however, on or prior to the third anniversary of the Effective Date, the affirmative vote of six (6) of the seven (7) directors of the Corporation shall be required for any resolution or resolutions fixing the designation and number of shares of any series of Preferred Stock and determining the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof. Further, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any such series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series. Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or otherwise acquired by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes or series shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock and to any filing required by law.
          C. Non-Voting Stock. Notwithstanding anything herein to the contrary, the Corporation shall not be authorized to issue non-voting capital stock of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code; provided, however, that the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) only have such force and effect for so long as such Section 1123(a)(6) is in effect and applies to the Corporation and (iii) be deemed void or eliminated if required under applicable law.
     5. Board of Directors.
          A. General. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. Directors need not be stockholders of the Corporation or residents of the State of Delaware. Elections of directors need not be by written ballot. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, adopt, alter, amend and repeal, from time to time, the Bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to make, adopt, alter, amend and repeal Bylaws as provided in the DGCL.
          B. Number. Except as otherwise provided by resolutions, if any, of the Board of

Directors fixing the relative powers, preferences and rights and the qualification, limitations or restrictions of any series of Preferred Stock in accordance with the provisions of Article 4.B above, the total number of directors constituting the entire Board of Directors shall be not less than three (3) nor more than eleven (11), the exact number of directors to be fixed as provided herein for so long as the Board of Directors is classified and, from and after such time, as fixed by, or in the manner provided in, the Bylaws of the Corporation.
          C. Classes of Directors; Terms of Office.
               (i) From the Effective Date until the first annual meeting of stockholders of the Corporation following the Effective Date (the “2011 Annual Meeting”), pursuant to Section 141(d) of the DGCL, the Board of Directors shall be and is divided into three classes, designated: Class I, Class II and Class III. Class I shall comprise two directors, Class II shall comprise two directors, and Class III shall comprise three directors, with the directors in Class I having a term expiring at the 2011 Annual Meeting, the directors in Class II having a term expiring at the second annual meeting of stockholders of the Corporation following the Effective Date (the “2012 Annual Meeting”) and the directors in Class III having a term expiring at the third annual meeting of stockholders of the Corporation following the Effective Date (the “2013 Annual Meeting”).
               (ii) Commencing with the election of directors at the 2011 Annual Meeting, pursuant to Section 141(d) of the DGCL, the Board of Directors shall be divided into two classes, designated: Class I and Class II. Class I shall comprise four directors and Class II shall comprise three directors, with the directors in Class I having a term that expires at the 2012 Annual Meeting and the directors in Class II having a term that expires at the 2013 Annual Meeting. The successors of the directors who, immediately prior to the 2011 Annual Meeting, were members of Class I (and whose terms expire at the 2011 Annual Meeting) shall be elected to Class I; the directors who, immediately prior to the 2011 Annual Meeting, were members of Class II and whose terms were scheduled to expire at the 2012 Annual Meeting shall become, with no further action or vote by the stockholders, members of Class I; and the directors who, immediately prior to the 2011 Annual Meeting, were members of Class III and whose terms were scheduled to expire at the 2013 Annual Meeting shall become, with no further action or vote by the stockholders, members of Class II with a term expiring at the 2013 Annual Meeting.
               (iii) Commencing with the election of directors at the 2012 Annual Meeting of stockholders, pursuant to Section 141(d) of the DGCL, there shall be a single class of directors designated Class I, and Class I shall comprise seven directors, with all directors of such class having a term that expires at the 2013 Annual Meeting. The successors of the directors who, immediately prior to the 2012 Annual Meeting of stockholders, were members of Class I (and whose terms expire at the 2012 Annual Meeting) shall be elected to Class I for a term that expires at the 2013 Annual Meeting, and the directors who, immediately prior to the 2012 Annual Meeting, were members of Class II and whose terms were scheduled to expire at the 2013 Annual Meeting shall become, with no further action or vote by the stockholders, members of Class I with a term expiring at the 2013 Annual Meeting.

               (iv) From and after the election of directors at the 2013 Annual Meeting of stockholders, the Board of Directors shall cease to be classified as provided in Section 141(d) of the DGCL, and the directors elected at the 2013 Annual Meeting (and each annual meeting thereafter) shall be elected for a term expiring at the next annual meeting and may be removed with or without cause.
               (v) No decrease in the number of directors shall shorten the term of any incumbent director. The term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation, retirement, disqualification or removal.
          D. Initial Board of Directors. The initial Board of Directors shall consist of the following seven (7) directors (the “Initial Directors”), each appointed to the class of directors set forth below:
               (i) the Ad Hoc Independent (as defined in the Plan) and the CEO Designee (as defined in the Plan) in Class I;
               (ii) the first Ad Hoc Designee (as defined in the Plan) and the Minority Independent (as defined in the Plan) in Class II; and
               (iii) the second Ad Hoc Designee (as defined in the Plan), the Joint Designee (as defined in the Plan) and the Minority Designee (as defined in the Plan) in Class III.
          On or prior to the third anniversary of the Effective Date, any vacancy on the Board of Directors resulting from an Initial Director’s death, resignation or removal for cause shall be filled by such person or persons who designated such Initial Director in accordance with the Plan.
          E. Removal. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares at the time entitled to vote at an election of directors; provided that for so long as the Board of Directors is classified pursuant to Section 141(d) of the DGCL, no Initial Director may be removed without cause. This Article 5 may not be amended, modified or repealed except by the affirmative vote of the holders of not less than seventy-five percent (75%) of the voting power of all outstanding shares of Common Stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class.
          F. Committees. The Board of Directors may, in the manner provided in the Bylaws of the Corporation, designate one or more committees which, to the extent provided in the Bylaws of the Corporation or any resolution of the Board of Directors, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation to the full extent permitted by law, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the Bylaws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

     6. Preemptive Rights. The holders of Common Stock shall have the right to subscribe for any equity securities of the Corporation, or any securities convertible into or exchangeable or exercisable for such securities of the Corporation now or hereafter authorized which the Corporation proposes to issue for cash consideration (“New Securities”), such right to be exercisable, by the holders of Common Stock for an aggregate amount of such New Securities up to the product of (x) the amount of such New Securities to be issued and (y) a fraction, the numerator of which shall equal the number of shares of Common Stock (on a fully diluted basis after assuming the exercise or conversion of all outstanding convertible securities) then held by such holder, and the denominator of which shall equal the aggregate number of shares of Common Stock then outstanding (on a fully diluted basis); provided, however, that, for the avoidance of doubt and otherwise, this Article 6 shall not apply to New Securities issued (i) to any employee, director or consultant pursuant to an employment arrangement, employee incentive plan or similar arrangement approved by the Board of Directors; (ii) in connection with a transaction in which the Corporation acquires an interest in another Person (as defined below) or the assets of another Person, if such transaction is approved by the Board of Directors; (iii) to a customer, vendor, licensor, business partner or other Person with a similar strategic relationship to the Corporation if such issuance is approved by the Board of Directors; (iv) as a stock dividend or upon any stock split, subdivision, combination or reclassification of the equity securities of the Corporation; (v) in connection with a Public Offering (as defined below); or (vi) pursuant to the conversion or exchange of securities convertible into or exchangeable into equity securities of the Corporation that themselves are either issued pursuant to the Plan or issued in accordance with or exempt from the provisions of this Article 6. In order to exercise its purchase rights hereunder, the holder of Common Stock must deliver a written notice to the Corporation within thirty (30) days after the earlier of delivery of notice or public announcement by the Corporation regarding its intention to issue New Securities. If a holder of Common Stock fails to exercise its rights pursuant to this Article 6, the Corporation shall be entitled to sell such New Securities which such holder of Common Stock has not elected to purchase during the one hundred eighty (180) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to the holders of Common Stock. Any New Securities sold by the Corporation after such one hundred eighty (180) day period must be reoffered to the holders of Common Stock pursuant to the terms of this Article 6. The provisions of this Article 6 shall terminate upon the completion of a Public Offering. “Person” means a natural person or any partnership, limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity or any other entity. “Public Offering” means the sale in a public offering registered under the Securities Act of 1933, as amended, of shares of Common Stock.
     7. Stockholder Action Without a Meeting. Any action required or permitted to be taken by the holders of Common Stock of the Corporation, including but not limited to the election or removal of directors, may be taken by written consent or consents but only if such consent or consents are signed by holders of outstanding shares of Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares thereon were present and voted.
     8. Limited Liability of Directors.

          A. Personal Liability. To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director.
          B. Indemnification. Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director of the Corporation or, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. The right to indemnification conferred in this Article 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL. The rights to indemnification and advancement conferred in this Article 8 shall be contract rights and shall become vested by virtue of the director’s service at the time when the state of facts giving rise to the claim occurred. The Corporation may, by action of its Board of Directors, provide indemnification and advancement of expenses to such of the officers, employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL. Notwithstanding anything to the contrary contained in this Section 8.B, the Corporation shall be required to indemnify a person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by the person was authorized in the specific case by the Board of Directors.
          C. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.
          D. Non-Exclusivity. The rights and authority conferred in this Article 8 shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.
          E. Applicability. Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Fifth Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate or reduce the effect of this Article 8 in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification. Any rights to indemnification or advancement hereunder may not be amended or otherwise modified or limited without the express written consent of the person entitled to such indemnification or advancement.
     9. Registered Holders. The Corporation shall be entitled to treat the person in whose name any share of stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, save as may be expressly provided otherwise by law.
     10. Amendment or Repeal. Except as otherwise provided herein, the amendment, alteration or repeal of any provision of this Fifth Amended and Restated Certificate of Incorporation shall require the affirmative vote of the holders of at least a majority of the then outstanding shares of Common Stock; provided, however, prior to the third anniversary of the effective date of the Plan, the following shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the then outstanding shares of Common Stock:
          A. any amendment, alteration or repeal of Article 4, Article 5, Article 6 or this Article 10 of this Fifth Amended and Restated Certificate of Incorporation; or
          B. any amendment or alteration of this Fifth Amended and Restated Certificate of Incorporation if such amendment or alteration would be inconsistent with the Plan, including the addition of any limitation on the number of holders of Common Stock.

     IN WITNESS WHEREOF, the Corporation has caused this Fifth Amended and Restated Certificate of Incorporation to be signed by [            ], its [            ], this [    ]th day of [      ], 2010.

NEENAH ENTERPRISES, INC.
By:
Name:
Title:
Neenah Enterprises, Inc.
Fifth Amended and Restated Certificate of Incorporation